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                                                                     EXHIBIT 8.1



                               [         ], 1999



Fifth Third Bancorp
Fifth Third Center
Cincinnati, Ohio 45263

Ladies and Gentlemen:

            We have acted as counsel to Fifth Third Bancorp, an Ohio corporation ("Fifth Third") in connection with the transactions contemplated by the Affiliation Agreement, dated as of June 16, 1999 (the "Agreement") by and between Fifth Third and CNB Bancshares, Inc., an Indiana corporation ("CNB Bancshares") (such transactions, the "Merger"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to certain U.S. federal income tax consequences of the Merger. All capitalized items used but not defined herein shall have the same meanings as in the Agreement.

            In arriving at the opinions expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals, or copies certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and the Proxy Statement-Prospectus included therein (together, the "Proxy Statement").

            Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have also examined and relied, without independent verification of the statements contained therein, on letters from each of Fifth Third and CNB Bancshares regarding certain tax matters, and we have assumed the accuracy of the representations and statements made in each of the foregoing.

            In arriving at the opinions expressed below, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have



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been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

            Based on and subject to the foregoing, the opinion attributed to us in the Proxy Statement under the caption "PROPOSAL - MERGER OF CNB BANCSHARES INTO FIFTH THIRD -- Federal Income Tax Consequences," except as otherwise indicated, represents our opinion as to the principal U.S. federal income tax consequences to Fifth Third of the Merger under applicable law.

            We hereby consent to the use of our name and the making of statements with respect to us under the caption "PROPOSAL - MERGER OF CNB BANCSHARES INTO FIFTH THIRD -- Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  Sincerely,

                                  CLEARY, GOTTLIEB, STEEN & HAMILTON



                                   By: _________________________________
                                        Sheldon H. Alster, a Partner



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